Exhibit 99.1

Petro River Oil Corp. Provides Corporate Update

NEW YORK, NY, February 9, 2016– Petro River Oil Corp.  (OTCBB: PTRC) (“Petro River” or the "Company"), is pleased to provide an update on our ongoing corporate activities, as well as the development plans for our core acreage in Osage County and our interest in several projects accessible through our pending acquisition of Horizon I Investments, LLC (“Horizon Investments”) described below.

A new corporate presentation has been made available concurrently with this press release and can be found at: http://petroriveroil.com/investor-relations/corporate-presentation/.

Petro River’s management team has taken proactive steps to enable the Company to take advantage of falling energy prices and has thus positioned the Company for growth in a wide range of price environments.

1.
Over the last several months, the Company has added key members to the management team, including, but not limited to, the addition of Stephen Brunner who joins Petro River as President and brings with him operational and technical expertise.

2.
Petro River successfully completed a one (1) for two hundred (200) reverse split of its issued and outstanding common stock and is applying to have its common stock listed on the NYSE MKT.  The reverse split and uplisting are intended to clean up legacy Company capital structure, and to give the Company access to a wider investor base with increased liquidity.

3.
Petro River also entered into a conditional purchase agreement with Horizon Investments to acquire approximately $5 million in cash and a 20% interest in Horizon Energy.  Upon closing, the capital proceeds will be used to develop the Pearsonia West Concession and for additional direct participation in Horizon Energy’s projects.  Horizon Energy is a private exploration and development company with a highly prospective portfolio of assets and a management team with a proven track record of bringing projects from discovery through development. Petro River’s acquisition of Horizon Investments is anticipated to close in April 2016.

4.	Petro River acquired significant direct working interests in projects located in the Larne Basin in Northern Ireland (9%) and in Mountain View, California (13.75%), as described below.

When asked about Petro River’s corporate strategy and development plans moving forward, President Stephen Brunner commented,

“We view the current market as a historic opportunity to acquire prospective projects in the early portion of the yield curve.  The Company seeks low-cost entry into plays with high-probability outcomes and avoids costly, high-attention plays.  Domestically, we are focused on oil projects in historically prolific basins where we can leverage the expertise of our technical team to use modern 3D seismic technology to discover previously hidden hydrocarbon traps.  Internationally, we are focused on oil and natural gas exploration projects that have been de-risked using 3D seismic technology, which greatly enhances drilling success rates.  The common theme among our projects is risk mitigation through the acquisition, interpretation, or shooting of 3D seismic data and other modern technologies.  We will create shareholder value while minimizing dilution by partnering with industry-leaders with access to capital and additional technical expertise.  An example of this is our anticipated investment in Horizon Energy.”

On Petro River’s capital markets strategy, Executive Chairman Scot Cohen commented,

“As one of the largest shareholders in Petro River, I am always concerned about dilution and creating shareholder value.  Over the last year we have made great strides in shoring up our balance sheet by raising capital to develop and earn an interest in our projects, while remaining debt free.  We are in continuing dialogue with investors and potential industry partners about the development of our assets, which can be drilled profitably even at $30 per barrel oil prices.”

Summary of Core Assets:

The Pearsonia West Concession, Osage County, Oklahoma

The Pearsonia West Concession in Osage County, Oklahoma includes 106,500 contiguous acres centered on the structural trend of the Pearsonia-Blackland-Foraker fields.  These fields have produced in excess of 20 million barrels of oil through vertical well development.  The Company recently initiated the reprocessing of 36 square miles of proprietary 3-D seismic data acquired in two phases in 2007 and 2009.  The initial processing has indicated multiple structures with closures ranging from 120 to 1,000+ acres. The stacked and locally productive reservoirs include Arbuckle, Mississippian, Red Fork, Skinner and Marmaton deposits.  The new processing will allow for greater imaging of porosity developments within the carbonates and edge resolution of identified and undrilled Pennsylvanian shoe-string sand deposits.

The shallow (less than 3,000 feet) nature and low-risk drilling environment lends itself to economically profitable, vertical exploitation of resources at $30 per barrel oil prices.  The technical team working the asset has deep experience within the region, having drilled the highest performing wells of the past decade, including several which have opened new fields.

Petro River is currently developing a vertical drilling program on the Pearsonia West Concession, and has engaged several potential industry partners to participate in the drilling campaign.

Larne Basin, Northern Ireland

As a result of historical political issues in Northern Ireland and poor imaging of seismic data (which have both been resolved), the Larne Basin remains the only Carboniferous Basin in Europe that is essentially untested for hydrocarbons. Through long-standing industry contacts, both Horizon Energy and Petro River were offered the opportunity to participate on favorable terms in the exploration and development of the Larne Basin through working interests in two petroleum licenses (one onshore and one offshore) which together encompass the vast majority of the prospective Larne Basin, approximately 130,000 acres.

Petro River (through its respective, wholly-owned subsidiaries Petro River UK Limited) is participating for 9% working interests in the Larne Basin licenses. Horizon Energy has been offered a similar opportunity through its wholly-owned subsidiary, Horizon Energy Partners Limited, for 16% working interests in the Larne Basin licenses.

In 2011 and 2012, the then current licensees acquired 400 kilometers of new, proprietary 2-D seismic data which indicated numerous potential hydrocarbon traps which had heretofore not been seen. In June 2015, one of the current licensees drilled a test well to delineate a natural gas salt cavern storage project. The well encountered natural gas shows in the Permian, providing strong evidence for a viable source from the Carboniferous and an active petroleum system in the Larne Basin.  In 1971, Shell Oil drilled the only petroleum exploration well within the Basin. It was drilled off structure and failed to reach the Carboniferous, but encountered two high quality petroleum reservoirs, one in the Triassic and the other in the Permian. The Triassic reservoir (Sherwood) was also penetrated in the recently drilled salt cavern well, mentioned above, and exhibited excellent reservoir characteristics. The combination of these events indicates the presence of all the elements necessary for a successful hydrocarbon discovery in the Larne Basin.

The Larne Basin has broad similarities to the nearby, highly prolific Carboniferous sourced East Irish Sea Basin to the southeast, which has produced over 220 million barrels of oil and 4 trillion cubic feet of gas.

The initial well, the Woodburn Forest #1, is permitted and scheduled to commence drilling in early April, 2016. It will be drilled onshore to a depth of about 6,000 feet and will test the entire sequence of petroleum objectives, including the Carboniferous source. The cost of the well will be approximately $6 million. The well has prospective, un-risked, recoverable resources in excess of 30 million barrels of oil.

Following the drilling of the initial well, 3-D seismic data will be acquired over select areas within the onshore license to more definitively image the numerous prospects and leads that were identified and mapped using the current geological and geophysical data. The offshore license also has significant hydrocarbon potential which is currently being evaluated. The un-risked, potential recoverable resources for the entire Larne Basin are in excess of 1 billion barrels of oil.

The fiscal terms of the licenses are excellent and the political risk ranks near the lowest in the world.  In addition, there is good access to both infrastructure and favorable markets for both oil and natural gas.

Mountain View, California

The Mountain View Field was discovered in 1933 and to date has produced 91 million barrels of oil and 88 billion cubic feet of gas from about 600 wells and 12 discrete pools.  It is ideally located adjacent to one of the richest oil source kitchens in the world.  Within a 20-mile radius over 10 billion bbls of oil have been produced and the area is home to 4 of the 10 largest onshore oilfield discoveries in the United States.  The Mountain View field is geologically complex and was historically developed by many small, competing companies without the benefit of modern seismic data.  Horizon Energy’s management believes that acquiring a state-of-the-art, modern 3D seismic survey of the field will reveal numerous undrilled opportunities, resulting in the discovery and production, through primary recovery alone, of up to an additional 36 million barrels of oil.  Significant exploratory potential also exists.

Over the past five years, a group of former oil industry executives and geoscientists have assembled leases covering the heart of the Mountain View Field. Petro River intends to participate in a 13.75% direct working interest, with the deposit already funded. Horizon Energy also intends to participate in a 27.5% direct working interest.  The well depths range from 4,000-8,500 feet and the oil is light, in contrast to many of the ‘’heavy” oil fields nearby.  Extensive oil and gas infrastructure is in place.

This is a low-risk, uniquely situated opportunity with attractive economics and a profile which is highly sought after in the oil and gas industry.

Horizon Energy Asset Portfolio

Following the closing of the Horizon Investment transaction, expected to occur on April 30, 2016, Petro River will have an indirect working interest in several projects through its 20% investment in Horizon Energy.  Horizon Energy has an attractive portfolio of projects, including the Larne Basin in Northern Ireland, Mountain View and Grapevine in California, Dorset onshore/offshore in Southern England, and an offshore field in Denmark.  Horizon Energy is currently finalizing development plans on those assets, and details will be released later this year.

Investors should review Petro River’s filings with the SEC for additional information regarding Petro River’s conditional purchase of Horizon Investments, including its Current Report on Form 8-K filed with the SEC on December 7, 2015.

About Horizon Energy Partners, LLC

Horizon Energy is an oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies (including Royal Dutch Shell, Texaco, Burlington Resources and Pogo Producing), and have advised large energy focused private equity funds and hedge funds (including KKR, Riverstone Holdings, Silver Point Capital and the Carlyle Group).   Horizon Energy is managed by Jonathan Rudney; Mr. Rudney has over 30 years of senior executive experience in the upstream oil and gas industry and, throughout his career, has been instrumental in the growth and success of several private E&P companies.  Horizon Energy was formed to take advantage of the current depressed oil market by identifying and acquiring a portfolio of several highly attractive oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

About Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and in Mountain View, California.  Petro River’s strategy is to apply modern technology, such as 3D seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders.  For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For further information, please contact:

Investor Relations
ir@petroriveroil.com
(469) 828-3900